UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 16, 2011

SPEEDWAY MOTORSPORTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State of Other Jurisdiction of Incorporation)

1-13582	51-0363307
(Commission File Number)	(IRS Employer Identification No.)

5555 Concord Parkway South, Concord, NC	28027
(Address of Principal Executive Offices)	(Zip Code)

(704) 455-3239

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 17, 2011, Speedway Motorsports, Inc. (the “Company”) issued notice under the Indenture, dated as of May 16, 2003, by and among the Company, the Guarantors listed on the signature page thereto and U.S. Bank National Association, as Trustee, (as supplemented, the “Indenture”) to redeem all of the Company’s 6 3/4% Senior Subordinated Notes due 2013 (the “Notes”) that remained outstanding at the expiration of the Company’s tender offer, which is described below in Item 8.01. Other Events (the “Redemption”). Notes in an aggregate principal amount of approximately $31.7 million will be redeemed on March 21, 2011 (the “Redemption Date”) in accordance with Section 3.07 of the Indenture. The price for the redeemed Notes will be $1,011.25 per $1,000.00 principal amount of the Notes, plus accrued and unpaid interest up to the Redemption Date. As a result of the Redemption, the Company’s obligation to repay the Notes has been voluntarily accelerated to March 21, 2011.

Item 8.01. Other Events.

As previously announced, the Company commenced a cash tender offer (the “Tender Offer”) on January 20, 2011 for any and all of the Notes, of which $330.0 million aggregate principal amount was outstanding at such time. In conjunction with the Tender Offer, the Company also solicited consents to amend the Indenture to eliminate substantially all restrictive covenants and certain event of default provisions contained in the Indenture. On February 3, 2011, the Company announced that as of 5:00 P.M., Charlotte, North Carolina time, on February 2, 2011 (the “Consent Deadline”), approximately $298.3 million aggregate principal amount of the Notes had been validly tendered and not withdrawn, which represented approximately 90.4% of the outstanding aggregate principal amount of the Notes. The Company accepted for purchase and payment all of such tendered Notes and entered into the Second Supplemental Indenture, which amended the Indenture as described above.

The Tender Offer expired at midnight, Charlotte, North Carolina time, on February 16, 2011 (the “Expiration Date”). No additional Notes were validly tendered and not withdrawn after the Consent Deadline but prior to the Expiration Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPEEDWAY MOTORSPORTS, INC.

February 17, 2011	/s/ William R. Brooks
William R. Brooks
Vice Chairman, Chief Financial Officer and Treasurer